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September 8, 2006

Mr. Vernon Niven III
1310 Quiet Cove Lane
Gulf Breeze, FL 32563

Dear Vernon:

I am pleased to offer you the position of Executive Vice President technology initiatives, as a Churchill Downs Incorporated (CDI) employee, reporting directly to our CEO, Bob Evans. Your responsibilities will be similar to those of other CDI business unit leaders. Your start date will be Monday, September 11, 2006.

Your base salary will be $11,538.46 bi-weekly. You will be eligible to participate in a cash bonus plan beginning for calendar year 2007, which is payable in March 2008 and is based on objectives mutually agreed upon between you and our CEO, and approved by the Compensation Committee of the Board of Directors. The target bonus for this position is 60% of base pay. In calendar year 2007 (paid out in March 2008) your target bonus award is up to $180,000.

In this role, you may also be eligible for Long Term Incentives based on achievement of certain performance goals and vesting criteria as described in Exhibit A (attached). The Long Term Incentive payments are intended to be in the form of Company stock but require Board of Director and shareholder approval. Should Company stock not be available at the time of payment (based on the performance and vesting criteria in Exhibit A), the Long Term Incentives will be paid in cash. Should there be a change in control, defined as an acquisition by any individual, entity or group, with at least 51% of the voting control of CDI or CDI’s technology initiative, the remaining unforfeited Long Term Incentives as outlined in Exhibit A will vest at 50% of the scheduled value, paid in the year that the incentive otherwise would have been paid by Churchill Downs Incorporated.

You will be provided relocation assistance similar to that offered to other senior CDI executives of comparable level, once your relocation destination has been mutually agreed upon. Relocation Today, Inc. will administer and manage your relocation.

We will forward to you separately a summary of the customary fringe benefits you will be entitled to, including health insurance, life insurance, 401(k), Employee Stock Purchase Plan, Deferred Compensation Plan, and our executive severance policy. Please refer to the benefits summary for a description of the benefit, corresponding employee contribution and eligibility dates.

Your employment with Churchill Downs Incorporated is "at will" and it can be terminated with or without cause, and with or without notice, at any time, at the option of either Churchill Downs Incorporated or yourself.

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Vernon Niven III
September 8, 2006

Should your employment be terminated by the Company without “just cause” as defined below, the Company will convey the following:

a.	pay through the month in which the severance occurs and severance pay and benefits per the Executive Severance Policy,
b.	pay a pro rata annual bonus for the year in which your termination occurs based on the bonus target,
c.	pay the balance of any long term incentive awards, if any, earned through your termination date but not yet paid,
d.	pay 20% of the then remaining unforfeited Long Term Incentives ( payable only if executive has completed one year of continuous service)

“Just cause” shall mean [i] failure to perform substantially your duties after written demand for substantial performance improvement, or [ii] engaging in illegal conduct or gross misconduct which, in the sole direction of the Company, is injurious to the business or reputation of the Company.

You agree that for a period of two years from the date you cease to be an employee of CDI or any subsidiary of CDI, regardless of the reason for no longer being an employee, you will not directly or indirectly:

-	solicit any customers or prospective customers of CDI for the purpose of selling them products or services that compete with those of CDI;
-
solicit or recruit in any form, as employees, contractors, sub-contractors, consultants or other capacity in which such individuals provide services of material business value, any employees or ex-employees of CDI, unless such ex-employees’ employment with CDI has been terminated for at least two years;

-	disclose to any third parties or use to your own benefit, directly or indirectly, any confidential or proprietary information or knowledge of CDI; and
-	work with or for a competitor of CDI or yourself which would potentially subject CDI trade secrets or confidential information to misuse.

Furthermore, you agree that any intellectual property developed while an employee of CDI is the sole exclusive property of CDI, including but not limited to any business processes, product or service designs, software code, and other such knowledge regardless of its form of expression, including such knowledge developed by contractors employed by you on CDI’s behalf.

While you are employed by CDI, you agree to devote 100% of your business efforts to CDI and not to accept employment or otherwise engage with any third-parties whereby your obligations to such third-parties inhibit in any way your performance in discharging your CDI responsibilities.

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Vernon Niven III
September 8, 2006

Our employment offer is contingent upon a successful background check and submission of satisfactory proof of your identity and legal authorization to work in the United States. If you fail to submit this proof, federal law prohibits us from hiring you. As an Officer of Churchill Downs Incorporated, this employment agreement is also subject to the approval of the Board of Directors.

Vernon, we are excited about the prospect of you joining us during this most exciting period for our Company. Please call me at 502-636-4836 as soon as you have had the opportunity to review the contents of this letter so I may promptly address any concerns you may have.

If you agree with and accept the terms of this offer of employment, please sign the letter and return it to me. We are confident your employment with Churchill Downs Incorporated will prove mutually beneficial, and we look forward to having you join the team.

Sincerely,

/s/ Chuck Kenyon
Chuck Kenyon
Vice President Human Resources
Churchill Downs Incorporated

Accepted by:

/s/ Vernon Niven      Sept. 12, 2006

Vernon Niven III      Date

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Exhibit A

Long Term Incentive Performance Criteria for EVP Tech Initiatives Vernon Niven, III

When in any Calendar Year:

LTI performance vesting no later than calendar year:

2008	****
2009	***
2010	***
2011	***

Any performance criteria not achieved by the calendar year shown will be deemed to have not been achieved and the payouts shown in the table below for that year will be forfeited.

Long Term Incentive Payout by Year (assuming performance criteria are met in the last calendar year of eligibility):

- Calendar Year 2006 – $**
- Calendar Year 2007 – $**
- Calendar Year 2008 – $**
- Calendar Year 2009 – $**
- Calendar Year 2010 – $**
- Calendar Year 2011 – $**

Any Long Term Incentive payouts earned will be paid in four (4) equal installments in March, June, September and December of the calendar year following the year in which such payouts are earned. In order for these payouts to be made Vernon must continue to be employed by CDI on a full-time basis at both (i) the time the Long Term Incentive is earned; and (ii) the time the Long Term Incentive is paid.

/s/Robert L. Evans	Sept. 12, 2006	/s/ Vernon Niven	Sept. 12, 2006
Bob Evans CEO	Date	Vernon Niven, III EVP Tech Initiatives	Date

*Confidential information omitted and filed separately with the Securities and Exchange Commission under a Confidential Treatment Request